Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2022 (the “Effective Date”) by and between Wrap Technologies, Inc., a Delaware corporation (the “Company”) and LWV Consulting, LLC (“Consultant”). LW Varner, Jr. (“Varner”) enters into this Agreement for purposes of acknowledging and agreeing to Sections 2, Sections 6 through 9, and those Sections herein necessary to interpret and apply them. The Company, Consultant and Varner are sometimes referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

WHEREAS, the Company wishes to engage Consultant to provide certain consulting services in which Consultant will cause Varner will serve as its interim Principal Executive Officer, and Consultant wishes to provide such services, and the Company, Consultant and Varner wish to memorialize the terms and conditions of such relationship.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Engagement; Term. Unless earlier terminated pursuant to Section 5, the initial term of Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending on the date that is four (4) weeks after the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, and on the date that is one month thereafter, the term of Consultant’s engagement under this Agreement shall automatically renew and extend for a period of four (4) weeks (each such four-week period being a “Renewal Term”) unless written notice of non-renewal is delivered by either Party to the other Party not less than fourteen (14) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. The term that Consultant is engaged hereunder is referred to as the “Term.” For the avoidance of doubt, unless the Parties mutually agree in writing (and unless the Term has been earlier terminated), there will be no automatic renewal following a second Renewal Term, and this Agreement (and the Term) will automatically terminate twelve (12) weeks following the Effective Date.

2.    Consulting Services. During the Term, Consultant shall provide such consulting services (the “Consulting Services”) as may be reasonably requested of Consultant from time to time by the Company. The Consulting Services shall include Consultant’s: (i) causing Varner to serve as the Company’s Principal Executive Officer and, in such capacity, providing consultation and advice with respect to the Company’s management and operations, and (ii) providing such other services as the Board of Directors of the Company (the “Board”) may reasonably request from time to time; provided, however, in the event that a new Chief Executive Officer begins employment with the Company during the Term, Varner shall no longer serve as the Company’s Principal Executive Officer during any remaining portion of the Term. During the Term, unless otherwise requested by the Company, Consultant and Varner are expected to provide their full business time to providing the Consulting Services, and Consultant agrees (unless otherwise requested by the Board) to cause Varner to spend at least four business days per week in the Phoenix, Arizona area in order to perform the Consulting Services. Consultant agrees to attend, and to cause Varner to attend, such meetings as the Board may reasonably request for proper communication of Consultant’s advice and consultation and performance of Consultant’s services.

3.    Consulting Fee.

(a)

In consideration of Consultant’s performance of the Consulting Services during the Initial Term, the Company shall compensate Consultant as follows: (i) the Company will provide Consultant with a consulting fee at the rate of $15,000 per complete calendar week (pro-rated for partial calendar weeks) that the Term is in effect during the Initial Term; and (ii) for each complete week that the Term is in effect during the Initial Term, the Company will provide Varner, in satisfaction of Consultant’s services to the Company, with an equity-based award in a form determined at the Board’s discretion (which award may be in the form of shares of the Company’s common stock, restricted stock units, or options to purchase the Company’s common stock) with a value as of the grant date equal to $5,000 (which awards shall have a pro-rated value for any partial week that the Term is in effect during the Initial Term) such that, after giving effect to the compensation referenced in parts (i) and (ii) of this sentence, Consultant and Varner, collectively, will receive compensation with a value (as of the grant date of the applicable equity-based award) of $20,000 for each complete week that the Term is in effect within the Initial Term (such compensation, the “Initial Term Consulting Fee”).

(b)

In consideration of Consultant’s performance of the Consulting Services during any Renewal Term, the Company shall compensate Consultant as follows for Consultant’s Consulting Services during each Renewal Term: (i) the Company will provide Consultant with a consulting fee at the rate of $11,250 per complete calendar week (pro-rated for partial calendar weeks) that the Term is in effect during such Renewal Term; and (ii) for each complete week that the Term is in effect during such Renewal Term, the Company will provide Varner, in satisfaction of Consultant’s services to the Company, with an equity-based award in a form determined at the Board’s discretion (which award may be in the form of shares of the Company’s common stock, restricted stock units, or options to purchase the Company’s common stock) with a value as of the grant date equal to $3,750 (which awards shall have a pro-rated value for any partial week that the Term is in effect during such Renewal Term) such that, after giving effect to the compensation referenced in parts (i) and (ii) of this sentence, Consultant and Varner, collectively, will receive compensation with a value (as of the grant date of the applicable equity-based award) of $15,000 for each complete week that the Term is in effect within a Renewal Term (such compensation, the “Renewal Term Consulting Fee”). Notwithstanding the foregoing, if the Company and Consultant agree in writing (in a writing that specifically references this Section 3(b)) within two (2) business days prior to the end of the Initial Term or any Renewal Term that the amount of Consulting Services required of Consultant in the immediately succeeding Renewal Term will be to the same or greater extent (with respect to both devotion of Consultant’s business time and effort) as required during the Initial Term, then in lieu of the Renewal Term Consulting Fee for such succeeding Renewal Term, Consultant shall receive the Initial Term Consulting Fee for such succeeding Renewal Term.

(c)

Within five (5) days following the end of each calendar week that the Term is in effect, the Company shall pay or grant, as applicable, Consultant and Varner, as applicable, the total Initial Term Consulting Fees or Renewal Term Consulting Fees, as applicable, for such calendar week. Consultant acknowledges and agrees that (i) the Company is not required to withhold federal or state income, gross receipts, or similar taxes from the compensation paid to Consultant or Varner hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts, or similar taxes at the source of payment of wages, (ii) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of Consultant or Varner with respect to the compensation paid hereunder, and (iii) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant or Varner.

4.    Expense Reimbursement. The Company shall reimburse Consultant for all reasonable and documented, pre-approved, out-of-pocket expenses actually incurred by Consultant in the performance of the Consulting Services hereunder, including first-class or business-class (when available) air travel. On a bi-weekly basis while the Term is in effect, Consultant shall itemize, and provide proper supporting documentation for, the expenses for which he seeks reimbursement for the previous bi-weekly period. The Company shall provide the reimbursement for such properly incurred and invoiced expenses within ten (10) days of its receipt of such invoice.

5.    Termination.

(a)

Notwithstanding Section 1 above, (i) the Company may terminate this Agreement (and thus end the Term) at any time and for any reason or no reason at all upon five (5) days’ prior written notice to Consultant; and (ii) Consultant may terminate this Agreement (and thus end the Term) at any time and for any reason or no reason at all upon fourteen (14) days’ prior written notice to the Company. In addition, the Company may terminate this Agreement (and thus end the Term) at any time upon notice to Consultant for Cause, and this Agreement (and the Term) shall end upon Varner’s death.  As used herein, “Cause” shall mean (a) a breach by Consultant or Varner of Consultant’s or Varner’s obligations under this Agreement, or a breach of any other obligation that Consultant or Varner owes to the Company or any of its affiliates, (b) a violation of any law in the course of performing the Consulting Services, or (c) Consultant’s or Varner’s indictment, conviction of, plea of no contest to, or receipt of deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude.

(b)

In the event that the Company terminates this Agreement (and thus ends the Term) other than for Cause (and not due to Varner’s death) or due to non-renewal for a Renewal Term following the end of the Initial Term such that the Term ends on a date that is prior to the date that is twelve (12) weeks after the Effective Date, then so long as (and only if) Consultant and Varner: (A) execute and return to the Company in the time provided by the Company to do so, and do not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company and each of its affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Consultant’s and Varner’s engagement, or affiliation with the Company and each of its affiliates or the termination of such engagement or affiliation; and (B) abides by the terms of Section 7 below, then the Company shall make a payment or grant, as applicable, to Consultant in a total amount equal to the amount of compensation that Consultant would have received between the date that the Term terminates and the date that is twelve (12) weeks after the Effective Date had Consultant remained engaged by the Company and received the applicable compensation referenced in Section 3(a) or 3(b) above during such period, with all such payments or grants attributable to periods following the date that is four (4) weeks after the Effective Date being paid at the Renewal Term Consulting Fee rate (such total amount due to be paid or granted pursuant to this Section 5(b) being referred to as the “Termination Payment”) as if the Term had remained in effect during such period. The Termination Payment will be paid, or granted (as applicable), in a lump sum or single grant on the first business day that comes on or after the date that is sixty (60) days after the Term ends.

(c)

For the avoidance of doubt, Consultant shall not be entitled to the Termination Payment, or any portion thereof, if the Term ends: (i) at any time upon or following the date that is twelve (12) weeks following the Effective Date, (ii) due to the Company’s termination of this Agreement for Cause, or (iii) as a result of Consultant’s resignation or non-renewal of this Agreement, or Varner’s death.

6.    Independent Contractor. At all times during the Term, Consultant shall be an independent contractor of the Company. In no event shall Consultant or Varner be deemed to be an employee of the Company or any of its affiliates, and Consultant and Varner shall not at any time be entitled to any employment rights or benefits from the Company or any of its affiliates. Consultant and Varner each acknowledges and agrees that, as a non-employee, neither Consultant nor Varner is eligible for any benefits sponsored by the Company or any of its affiliates. Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless the Company and its affiliates, and the foregoing entities’ respective representatives, for all claims, damages, costs and liabilities arising from Consultant’s failure to do so. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

7.    Confidentiality and Non-Disclosure; Non-Disparagement; Non-Solicitation.

(a)    Through the performance of the Consulting Services hereunder, Consultant and Varner shall have access to confidential or proprietary information of the Company or its affiliates, including some or all of the following documents, materials or information of the Company or any of its affiliates (collectively the “Confidential Information”): (i) business strategies, corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations and acquisition prospects, (ii) information relating to the identity of acquisition targets, customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, (iii) information about development, production, marketing and merchandising plans or techniques, (iv) customer and supplier lists, prospective customer information, current and anticipated customer requirements, distribution networks, price lists, market studies and business plans, (v) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets, (vi) employee and agent training techniques and materials and personnel files, (vii) research and development plans or results, and (viii) all other non-public information that gives the Company or any of its affiliates a competitive advantage by virtue of its not being publicly known.

(b)    Consultant and Varner each hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its affiliates and the Company’s and its affiliates’ business. Accordingly, subject to the provisions of Section 7(c) and Section 7(d) below, Consultant and Varner each hereby covenants and agrees that, without the prior written consent of the Board, Consultant and Varner shall not directly or indirectly disclose any Confidential Information to any person or entity outside of the Company and shall not use any Confidential Information other than for the purpose of performing the Consulting Services hereunder.

(c)    The provisions of Section 7(b) shall not apply to information (i) that is or becomes generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other obligation that Consultant or Varner owes the Company or any of its affiliates, (ii) that is available to Consultant on a non-confidential basis from a source that is not prohibited from disclosing such information to Consultant by a contractual, legal, or fiduciary obligation to the Company or any of its affiliates, (iii) that is required to be disclosed by applicable law, or (iv) the disclosure of which by Consultant or Varner is reasonably necessary for Consultant to satisfy and perform Consultant’s obligations under this Agreement. If Consultant or Varner becomes compelled by applicable law or court or arbitrator’s order to disclose any Confidential Information, Consultant or Varner shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy prior to, and in respect of, such disclosure. If such a protective order or other remedy is not obtained by, or is not available to the Company, then Consultant or Varner shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Consultant shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

(d)    Nothing herein shall prevent Consultant or Varner from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity, including the Securities and Exchange Commission (“SEC”); (ii) or making disclosures that are protected under the whistleblower provisions of applicable law. Nothing in this Agreement requires Consultant or Varner to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that Consultant or Varner has engaged in any such conduct. Further, Varner shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Varner files a lawsuit for retaliation for reporting a suspected violation of law, Varner may disclose the trade secret to Varner’s attorney and use the trade secret information in the court proceeding, if Varner (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(e)    Consultant and Varner each agrees, both during the Term and thereafter, not to disparage the Company, its affiliates, or their respective products, services, board(s) of directors, officers, or representatives, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any such person or entity. Notwithstanding the foregoing, this Section 7(e) shall not prevent any disclosures or statements required by applicable law or legal process, or made to a governmental agency, or otherwise permitted by Section 7(d) above.

(f)    Consultant and Varner each further agrees, both during the Term and continuing for a period that is twelve (12) months thereafter, not to directly or indirectly solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company or any of its affiliates to terminate his, her or its employment or engagement with the Company or any of its affiliates.

(g)    Consultant and Varner each acknowledges that the restrictions set forth in this Section 7 are reasonable in all respects, will not cause Consultant or Varner undue hardship, and are necessary to protect the Company’s legitimate business interests, including the preservation of its goodwill, employee and contractor relationships, and Confidential Information. Consultant and Varner each further acknowledges that any breach of the covenants set forth in this Section 7 would cause the Company irreparable harm, and the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company, at law and equity.

8.    Ownership by the Company. If, during the Term, Consultant or Varner creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s or its affiliates’ business, products or services, whether such work is created solely by Consultant or Varner or jointly with others, the Company, or such affiliate of the Company as is designated by the Company, shall be deemed the author of such work if the work is prepared by Consultant or Varner in the scope of Consultant providing (including through Varner performing) the Consulting Services. Consultant and Varner each hereby assigns all of Consultant’s and Varner’s worldwide right, title and interest in and to any such work, and shall reasonably assist the Company in the protection of the Company’s worldwide right, title and interest in and to such work.

9.    Dispute Resolution; Applicable Law; Arbitration.

(a)    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

(b)    Any dispute, controversy or claim between Consultant or Varner, on the one hand, and the Company on the other hand, arising out of or relating to this Agreement (“Disputes”) shall be finally settled by arbitration in Wilmington, Delaware before, and in accordance with the rules for the resolution of disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on the parties. Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator (as defined below) determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(c)    Any arbitration conducted under this Section 9 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her (and each party shall provide such materials, information, testimony, and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or subject to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. This arbitration agreement is subject to the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d)    Notwithstanding the foregoing, Consultant, Varner and the Company further acknowledge and agree that this Section 9 shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Section 9.

(e)    For the purposes of any judicial proceedings ancillary to an arbitration under this Section 9 (including but not limited to a pre-arbitral injunction to maintain the status quo or prevent irreparable harm), each of the parties hereto hereby consents to personal jurisdiction, the service of process and venue in the federal and state courts (as applicable) sitting in Wilmington, Delaware and hereby irrevocably agrees that any such judicial proceedings may be heard and determined in any such state court or, to the extent permitted by law, in such federal court. With respect to any claim or dispute related to or arising out of this Agreement, THE PARTIES EXPRESSLY, KNOWINGLY, AND VOLUNTARILY WAIVE THEIR RIGHTS TO A JURY TRIAL.

10.    Indemnification and Limitation of Liability.

(a)

The Company agrees to indemnify and hold harmless Consultant and Varner individually (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the reasonable costs for counsel or others in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent: (i) resulting primarily and directly from such Indemnified Party's gross negligence or willful misconduct, or (ii) arising from a dispute between the Company or its affiliate, on the one hand, and Consultant or Varner on the other hand. The Company also agrees that (1) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant except to the extent that any such liability for losses, claims, damages, liabilities or expenses result primarily and directly from such Indemnified Party's gross negligence or willful misconduct or breach of this Agreement, and (2) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

(b)

If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

(c)

In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found by a court or arbitrator of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

11.    Entire Agreement; Amendments. This Agreement constitutes the entire and final agreement between the Parties with respect to the subject matters hereof; provided, however, that nothing herein supersedes or replaces any agreement between Consultant or Varner and the Company or any of its affiliates with respect to non-disclosure, confidentiality, non-competition or non-solicitation, as all such agreements will remain in full force and effect. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

12.    Waiver. Any waiver of a provision of this Agreement shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted. No delay or omission on the part of either Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

13.    Assignments; Successors. This Agreement is personal to Consultant and Varner and, as such, may not be assigned by Consultant or Varner. The Company may assign this Agreement without Consultant’s consent, including to any affiliate. Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

14.    Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Consultant, addressed to:

LWV Consulting, LLC

2700 N Ocean Drive Unit 1802A

Singer Island, FL 33404

If to Varner, addressed to:

LW Varner, Jr.

2700 N Ocean Drive Unit 1802A
Singer Island, FL 33404

If to the Company, addressed to:

Wrap Technologies, Inc.

1817 W 4th Street

Tempe, AZ 85281

Attn: Wayne R. Walker, Chairman of the Board

15.    Certain Construction Rules. The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section” shall be deemed to refer to a section of this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the term “including” shall not be deemed to limit the language preceding such term. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.    Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

17.    Code Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement and the payments hereunder are intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance thereunder (collectively, “Section 409A”). Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Section 409A. Further, for purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursement or in-kind benefit provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Consulting Agreement, effective for all purposes as provided above.

WRAP TECHNOLOGIES, INC.

By: _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________________________

LWV CONSULTING, LLC

_________________________________

LW Varner, Jr.
Member
_________________________________
Date

With respect to Sections 2, Sections 6 through 9, and those Sections above necessary to interpret and apply them:

LW VARNER, JR.

_________________________________
LW Varner, Jr.
_________________________________
Date